                                                              EXHIBIT NUMBER 2.2


STOCKHOLDERS' AGREEMENT

                  THIS STOCKHOLDERS' AGREEMENT (the "Agreement") is dated as of June 10, 1999, by and among Ion Beam Applications s.a. ("Parent"), a corporation organized under the laws of the Kingdom of Belgium, Ion Beam Applications G.P. ("GP"), a Delaware general partnership which is controlled by Parent, and IBA Acquisition Corporation ("Acquisition"), a Delaware corporation which is wholly-owned by GP, and the stockholders listed on Schedule I hereto (each, a "Stockholder," and collectively, the "Stockholders") of SteriGenics International, Inc. (the "Company"), a Delaware corporation . Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement (defined herein).

                  WHEREAS, concurrently herewith, Parent, GP, Acquisition and the Company are entering into a Merger Agreement, the form of which is appended hereto as Exhibit A (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Offer will be made by Acquisition for the issued and outstanding Shares of the Company, and Acquisition will be merged with and into the Company (the "Merger");

                  WHEREAS, each Stockholder Beneficially Owns (defined herein) the number of shares, par value $0.01 per share, of common stock (the "Common Stock") of the Company (the "the Shares") set forth opposite each Stockholder's name on Schedule I hereto;

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have required that each Stockholder agree, and each of each Stockholder has agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

SECTION 1.        AGREEMENT TO VOTE; IRREVOCABLE PROXY.

                  (a) Each Stockholder hereby agrees that during the period commencing as of the date of this Agreement and continuing until the first to occur of the Closing Time or 45 days after the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of Shares, each Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined herein) by each Stockholder, whether owned on the date hereof or hereafter acquired, (i) in favor of approval of the Merger Agreement, all transactions contemplated thereby, and any actions required in furtherance thereof and hereof (including



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election of such directors of the Company as Parent is entitled to designate pursuant to the Merger Agreement); (ii) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent the Offer or the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or this Agreement; and
(iii) except as specifically requested in writing in advance by Parent , against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and this Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates; (B) a sale, lease, transfer or disposition by the Company or any of its subsidiaries of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates; (C)(1) any change in the present capitalization of the Company or any amendment of the Company's charter or By-Laws; (2) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or (3) any other action that, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or the transactions contemplated by this Agreement or the Merger Agreement. None of the Stockholders shall enter into any agreement or understanding with any Person (as defined herein) the effect of which would be inconsistent with or violative of the provisions and agreements contained in Section 1 or 2 hereof.

                  (b) By his execution hereof and in order to secure his obligations hereunder, each Stockholder hereby grants to, and appoints Pierre Mottet and Yves Jongen, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, and each of them individually, each Stockholder's true and lawful irrevocable (until the earlier of the Closing Time or 45 days after the termination of the Merger Agreement in accordance with its terms (the "Termination Date")) proxy and attorney-in-fact (with full power of substitution) to vote the Shares, or grant a consent or approval in respect of such Shares, as indicated in Section 1(a) above; effective immediately upon the execution of this Agreement. Each Stockholder intends this proxy to be irrevocable (from the date of this Agreement until the Termination Date) and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby represents that any proxy heretofore given in respect of his Shares is not irrevocable, and hereby revokes any proxy previously granted by each Stockholder with respect to the Shares. Each Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance on such Stockholder's execution and delivery of this irrevocable proxy. Each Stockholder hereby affirms that this irrevocable proxy is given in connection with the execution of this Agreement and the Merger Agreement, and further affirms that this irrevocable proxy is coupled with an interest in this Agreement for the term stated herein and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that this irrevocable proxy may lawfully do or cause



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to be done by virtue hereof. This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. This proxy shall terminate automatically on the Termination Date.

SECTION 2.        OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES.

                  Each Stockholder hereby represents, warrants and covenants to Parent and Acquisition as of the date hereof and as of the Closing Time as follows:

                  (a) Ownership of Shares. Each Stockholder is the record and Beneficial Owner of the number of Shares set forth opposite each Stockholder's name on Schedule I hereto. On the date hereof, the Shares set forth opposite each Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by each Stockholder. Each Stockholder owns such Shares free and clear of all liens, claims, charges, security interests, mortgages or other encumbrances, and such Shares are subject to no rights of first refusal, put rights, other rights to purchase or encumber such Shares, or to any agreements other than this Agreement as to the encumbrance or disposition of such Shares. Such Shares are duly and validly issued, fully paid and non-assessable. Each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite each Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights.

                  (b) Power; Binding Agreement. Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by each Stockholder will not violate any other agreement to which each Stockholder is a party including, without limitation, any voting agreement, shareholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which each Stockholder is trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by each Stockholder of the transactions contemplated hereby. If any Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights



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generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

                  (c) No Conflicts. (i) Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by each Stockholder and the consummation by each Stockholder of the transactions contemplated hereby and (ii) none of the execution or delivery of this Agreement by each Stockholder, the consummation by each Stockholder of the transactions contemplated hereby or compliance by each Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which each Stockholder is a party or by which each Stockholder or any of such Stockholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to each Stockholder or any of each Stockholder's properties or assets. This Agreement supersedes all prior agreements to which each Stockholder is a party with respect to such Stockholder's Shares.

                  (d) No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of any Stockholder.

                  (e) Other Potential Acquirers. Each Stockholder (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, in his or her capacity as such, and (ii) from and after the date hereof until termination of the Merger Agreement in accordance with its terms, shall not, in its or his capacity as a stockholder of the Company, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to or endorse any such transaction or acquisition, or authorize or permit any of each Stockholder's agents to do so, and each Stockholder shall promptly notify Parent of any proposal and shall provide a copy of any such written proposal and a summary of any oral proposal to Parent immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal) and thereafter keep Parent advised of any development with respect thereto.



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                  (f) Tender of Shares; Restriction on Transfer, Proxies and
Non-Interference. Each of the Stockholders shall tender his or its Shares in the Offer (as defined in the Merger Agreement) and shall not withdraw such Shares therefrom unless and until the Merger Agreement is terminated in accordance with its terms without such Shares being purchased by Acquisition pursuant to the Offer. None of the Stockholders shall, directly or indirectly: (i) tender his or its Shares in any other tender offer or exchange offer for the Shares; (ii) except as contemplated by this Agreement or the Merger Agreement, otherwise offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Stockholder's Shares or any interest therein; (iii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iv) take any action that would make any representation or warranty of any such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

                  (g) Reliance by Parent and Acquisition. Each Stockholder understands and acknowledges that Parent and Acquisition are relying upon the foregoing representations, warranties and covenants by such Stockholder, and on each Stockholder's execution and delivery of this Agreement in entering into the Merger Agreement.

SECTION 3.        FURTHER ASSURANCES; MERGER AGREEMENT COMPLIANCE.

         From time to time, at Parent's request and without further consideration, each Stockholder agrees to execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, and to cause the Company to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 4.        STOP TRANSFER; FORM OF LEGEND.

                  (a) Each Stockholder agrees with, and covenants to, Parent that each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of each Stockholder's Shares, without the consent of the Parent. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                  (b) If reasonably requested by Parent, all certificates representing any of each Stockholder's Shares shall contain the following legend:



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                  "The securities represented by this certificate are subject to certain restrictions on transfer and other terms of a Stockholders Agreement, dated as of June 10, 1999, among Ion Beam Applications s.a., Ion Beam Applications G.P., IBA Acquisition Corporation, and the parties listed on the signatures pages thereto, a copy of which is on file in the principal office of Ion Beam Applications s.a."

SECTION 5.        THE OPTIONS.

         Each Stockholder hereby agrees as follows:

                  (a) Grant of Options. Subject to the terms of this Section 5, each Stockholder hereby grants to Parent (or its designee), effective upon the execution hereof, an irrevocable option (each, an "Option") to purchase all Shares held of record or Beneficially Owned by each such Stockholder at a purchase price per Share equal to the greater of $27 or such higher price as may be offered by Acquisition in the Offer (the "Option Price").

                  (b) Exercise of Options. Parent may exercise the Options, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided that any Options not theretofore exercised shall expire and be of no further force and effect upon the earliest to occur (the "Expiration Date") of (i) the Closing Time; (ii) forty-five days after the first occurrence of a Purchase Event; or (iii) forty-five days after the termination of the Merger Agreement in accordance with Section 9.1(c)(i),
(ii) or (iii) of the Merger Agreement; provided, however, that in the case of clauses (ii) and (iii) above, the Expiration Date shall be extended for a period not to extend beyond March 31, 2000 in the event that clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") is required by Parent to acquire the Shares; provided, further that Parent is using all reasonable efforts to obtain such clearance.

         As used herein, a "Purchase Event" shall mean any of the following events that occurs after the date hereof:

                           (i)Beneficial Ownership of more than 20% of the outstanding capital stock of the Company (or rights to acquire such capital stock of the Company) shall have been acquired by any Person or "group" other than Parent, Acquisition, or any affiliate of any of them;

                           (ii)the Company shall have entered into a definitive agreement or approved or recommended any proposal which provides for the acquisition of 20% or more of the outstanding capital stock of the Company or substantially all of the assets of the Company by any Person or group other than Parent, Acquisition, or an affiliate of any of them;



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                           (iii) (A) the failure of the Company's stockholders
         to approve the Merger Agreement or the transactions contemplated thereby at a meeting called to consider such Merger Agreement, if such meeting shall have been preceded by (x) the public announcement by any Person or group (other than Parent, Acquisition or an affiliate of any of them) of an offer or proposal to acquire, merge or consolidate with the Company, or (y) the Board of Directors of the Company's publicly withdrawing or modifying, or publicly announcing its intent to withdraw or modify, its recommendation that the stockholders of the Company approve the transactions contemplated by the Merger Agreement or (B) the acceptance by the Company's Board of Directors of, or the public recommendation by the Company's Board of Directors that the stockholders of the Company accept, an offer or proposal from any Person or group (other than Parent, Acquisition or an affiliate of any of them), to acquire 20% or more of the outstanding capital stock of the Company or for a merger or consolidation or any similar transaction involving the Company;

                           (iv) the making of an Acquisition Proposal as described in Section 5.3 of the Merger Agreement which would entitle Parent or the Company to terminate the Merger Agreement pursuant to
         Section 9.1 of the Merger Agreement; or

                           (v) any breach by the Stockholder of this Agreement.

                  (c) Notice of Exercise. To exercise an Option, Parent shall, prior to the Expiration Date, give written notice to each Stockholder specifying the location in Palo Alto, California and time for the closing (the "Option Closing") of such purchase. The Option Closing shall be held on the date that is no later than three business days after the date on which each of the conditions set forth in Section 5(d) below has been satisfied or waived by Parent.

                  (d) Conditions to Option Closing Following Exercise of Options. The occurrence of the Option Closing shall be subject to the satisfaction of each of the following conditions:

                           (i) to the extent necessary, any applicable waiting periods (and any extension thereof) under the HSR Act with respect to the purchase of the Shares following the exercise of an Option shall have expired or been terminated; and

                           (ii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect.

                  The foregoing conditions may be waived solely by Parent, provided that no Stockholder would incur any material liability as a result of such waiver.

                  (e) Transferability of Options. Parent may sell or transfer the Options and any Shares acquired upon exercise of an Option at any time, without the written consent of each Stockholder, to any affiliate or affiliates of Parent, Acquisition or the an affiliate of any of them.

                  (f) Payment for and Delivery of Certificates. At the Option Closing, (i) Parent (or its designee) shall pay, by check, an amount equal to the product of (x) the Option Price and (y) the number of Shares owned by each Stockholder; and (ii) each Stockholder shall deliver or shall cause to be delivered to Parent a certificate or certificates evidencing each Stockholder's Shares, and each Stockholder agrees that such Shares shall be transferred free and clear of all liens. All such certificates representing Shares shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of each Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

SECTION 6.        TERMINATION.

         Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest of
(a) termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time.

SECTION 7.        STOCKHOLDER CAPACITY.

         No person executing this Agreement who is or becomes during the term hereof a director or executive officer of the Company makes any agreement or understanding herein in his or her capacity as such director or executive officer. Each Stockholder signs solely in his capacity as the record and/or beneficial owner of each Stockholder's Shares.

SECTION 8.        WAIVER OF APPRAISAL AND DISSENTER'S RIGHTS.

         Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that each Stockholder may have.

SECTION 9.        MISCELLANEOUS.

                  (a) Certain Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

                           (i) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

                           (ii) "Misstatement" means an untrue statement of a material fact or an omission to state a material fact required to be stated in a publicly-filed document necessary to make the statements in such a document not misleading.

                           (iii) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                           (iv) "register," "registered," and "registration" refer to a registration effected by preparing and filing with the SEC a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement.

                           (v) "subsidiary" or "subsidiaries" of Parent, Acquisition, the Company or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Parent, Acquisition, the Company or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  (b) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (c) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to each Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, each Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (d) Assignment. This Agreement may not be assigned by any Stockholder without the consent of Parent. Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                  (e) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to each Stockholder, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement (by executing a counterpart signature page hereof) without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

                  (f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be addressed to the respective parties at the following addresses:

  If to each Stockholder:              At the address set forth on Schedule I
                                                       hereto.

If to Parent or Acquisition:                 Ion Beam Applications s.a.
                                               Chemin du Cyclotron, 3
                                          B-1348 Louvain-la-Neuve, Belgium
                                            Telephone: 011-32-10-47-5855
                                            Telecopier: 011-32-10-47-5810
                                        Attention: Mr. Pierre Mottet, Chief
                                                  Executive Officer

      with a copy to:                           Dorsey & Whitney LLP
                                                   250 Park Avenue
                                                 New York, NY 10177
                                              Telephone: (212) 415-9200
                                             Telecopier: (212) 953-7201
                                           Attention: Ramon P. Marks, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (h) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (k) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                  (l) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

                  (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, Parent and Acquisition have caused this Agreement to be duly executed, and each Stockholder has duly executed this Agreement, as of the day and year first above written.

                                   ION BEAM APPLICATIONS S.A.



                                   By:      /s/  PIERRE MOTTET
                                            Pierre Mottet
                                            Chief Executive Officer




                                   ION BEAM APPLICATIONS G.P.



                                   By:  ION BEAM APPLICATIONS S.A.,
                                            Its Partner



                                   By:      /s/  PIERRE MOTTET
                                            Pierre Mottet
                                            Chief Executive Officer




                                   IBA ACQUISITION CORP.



                                   By:      /s/  PIERRE MOTTET
                                            Pierre Mottet


Stockholders' Agreement Signature Page

STOCKHOLDERS:




Stockholders' Agreement Signature Page

                                   SCHEDULE I


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
                                                                          NUMBER OF
            NAME OF STOCKHOLDER                        ADDRESS           SHARES OWNED
            -------------------                        -------           ------------
The Charles W. King, Jr. Revocable    405 Alberto Way, Suite 5               20,962
Trust Dated December 17, 1986         Los Gatos, California 95032

The Charles W. King, III Trust        405 Alberto Way, Suite 5               81,050
Dated April 15, 1983                  Los Gatos, California 95032

The Michael James King Trust          405 Alberto Way, Suite 5               81,050
Dated April 15, 1983                  Los Gatos, California 95032

The Patricia M. King Trust            405 Alberto Way, Suite 5               81,050
Dated April 15, 1983                  Los Gatos, California 95032

KFFP II, L.P., a California           405 Alberto Way, Suite 5              400,000
Limited Partnership                   Los Gatos, California 95032

KFFP III, L.P., a California          405 Alberto Way, Suite 5            1,800,000
Limited Partnership                   Los Gatos, California 95032

The King Family Trust                 405 Alberto Way, Suite 5               30,200
Dated December 16, 1997               Los Gatos, California 95032


Stockholders' Agreement Schedule

                                                                       EXHIBIT A




                                MERGER AGREEMENT